Exhibit 99.1

       TECHLABS SET TO BEGIN THE IMPORT AND RESALE OF ALUMINUM EXTRUSIONS

KNOXVILLE, Tennessee, May 31, 2006 - Techlabs, Inc. (OTC Bulletin Board: TELA) announced today that it has entered in a joint venture agreement with the controlling shareholder of Venezuelan-based Corporacion SportAlum C.A. (SportAlum), corporate website: www.sportalum.com, for the import into the United States of aluminum extrusions in a variety of custom shapes. Techlabs intends to resell the aluminum extrusions to a variety of companies engaged in the manufacture of home building materials and products, including window and door frames and assemblies. Techlabs, through a recently formed subsidiary, Caribe Commodities, has placed an initial order on behalf of U.S.-based clients to be delivered within 45 to 60 days.

Techlabs noted that the opportunity to form this joint venture and enter into this new line of business was the result of relationships its representatives have developed over the past two years in the course of seeking to develop opportunities in the Caribbean basin and South America in the micro-resort segment of the hospitality industry. The company further noted that it is currently in negotiations for properties that would serve as its initial foray into the micro-resort industry.

About Techlabs

Techlabs is a developer of emerging businesses. The Company's primary focus is centered on developing business opportunities in the Caribbean basin and South America, with an emphasis on the micro-resort segment of the hospitality industry.

This press release contains forward-looking statements, some of which may relate to TechLabs, Inc. and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in TechLabs, Inc.'s filings with the Securities and Exchange Commission.

This press release contains forward-looking statements, some of which may relate to TechLabs, Inc. and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in TechLabs, Inc.'s filings with the Securities and Exchange Commission.